Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use of my report dated March 28, 2011 included in the Registration Statement on Form S-1 of Arête Industries Inc. and to the use of my name, and the statements with respect to me, under the heading “Experts” in the prospectus.

/s/ Ronald R. Chadwick, P.C.

Aurora, Colorado

May 29, 2012